Filed pursuant to Rule 424(b)(5)

Registration No. 333-278645

AMENDMENT NO. 1
TO PROSPECTUS SUPPLEMENT DATED OCTOBER 7, 2024

(To prospectus dated April 23, 2024)

Rail Vision Ltd.

Up to $30,000,000 of Ordinary Shares

This Amendment No. 1 (the “Amendment”) amends and supplements the information in the prospectus supplement, dated October 7, 2024 (the “Prospectus Supplement”), to the prospectus, dated April 23, 2024 (the “Prospectus”), filed as part of our registration statement on Form F-3 (File No. 333-278645) (the “Registration Statement”) relating to our ordinary shares, no par value per share, that we may issue from time to time, in one or more transactions in amounts, at prices, and on terms that will be determined at the time these securities are offered pursuant to the Standby Equity Purchase Agreement, dated October 7, 2024 (the “SEPA”), that we have entered into with YA II PN, Ltd. (“Yorkville”) whereby Yorkville committed to purchase up to $20,000,000 of our ordinary shares (subject to the terms and conditions set forth in the SEPA) (the “Commitment Amount”). This Amendment should be read in conjunction with the Prospectus Supplement and the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus Supplement and Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prospectus Supplement and the Prospectus, and any future amendments or supplements thereto.

On February 26, 2025, we entered into an amendment to the SEPA with Yorkville (the “Amended Agreement”) to increase the Commitment Amount to $30,000,000 of our ordinary shares (subject to the terms and conditions set forth in the SEPA). We are filing this Amendment to amend the Prospectus Supplement to update the maximum amount of shares that we are able to sell pursuant to the Prospectus Supplement and the Prospectus to $30,000,000 of our ordinary shares (subject to the terms and conditions set forth in the SEPA), which includes the ordinary shares having an aggregate sales price of approximately $17,733,570 that were sold in accordance with the SEPA pursuant to the Prospectus Supplement.

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “RVSN.” On February 25, 2025, the last reported sale price of the ordinary shares on the Nasdaq Capital Market was $0.5850 per ordinary share.

In addition to our issuance of our ordinary shares to Yorkville pursuant to the SEPA and the Amended Agreement, this Amendment, the Prospectus Supplement and the Prospectus also cover the resale of these shares by Yorkville to the public. Though we have been advised by Yorkville, and Yorkville represents in the SEPA, that Yorkville is purchasing the shares for its own account, for investment purposes in which it takes investment risk (including, without limitation, the risk of loss), and without any view or intention to distribute such shares in violation of the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable securities laws, the Securities and Exchange Commission may take the position that Yorkville may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act and any profits on the sales of shares of our ordinary shares by Yorkville and any discounts, commissions or concessions received by Yorkville are deemed to be underwriting discounts and commissions under the Securities Act. For additional information on the methods of sale that may be used by Yorkville, see the section entitled “Plan of Distribution” on page S-12 of the Prospectus Supplement.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, and have elected to comply with certain reduced public company reporting requirements.

Investing in the ordinary shares involves a high degree of risk. Please carefully consider the risks discussed under “Risk Factors” beginning on page S-4 of the Prospectus Supplement, “Risk Factors” on page 3 of the Prospectus and “Risk Factors” in “Item 3. Key Information—D. Risk Factors” of our most recent Annual Report on Form 20-F incorporated by reference into the Prospectus Supplement, as amended by this Amendment, for a discussion of the factors you should consider carefully before deciding to purchase the ordinary shares.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this this Amendment, the Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Amendment No. 1 to Prospectus Supplement is February 26, 2025